No. ____________ *Shares ____________*

This Certifies that NAME OF MEMBER is the registered holder of # [TYPE] Company Limited Liability Units (the "Shares"). The Shares are Non-transferable except as specifically stated in the Operating Agreement of Waitlist.

In Witness Whereof, the said Waitlist has caused this Certificate to be signed by the President of its duly authorized Manager and its Seal has been hereunto electronically affixed this # day of Month, 2008 A.D.

Signed,

MEMBERS SHALL NOT SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, ENCUMBER, SUBJECT TO A SECURITY INTEREST OR OTHERWISE DISPOSE ("TRANSFER") OF THEIR SHARES, OR ANY PART THEREOF.

NOTWITHSTANDING ANYTHING CONTAINED IN THE PARAGRAPH ABOVE TO THE CONTRARY, A MEMBER'S SHARES, OR A PORTION THEREOF, MAY BE TRANSFERRED TO PERSONS OR ENTITIES ENTITLED THERETO PURSUANT AND LIMITED TO ANY OPERATION OF LAW; PROVIDED, HOWEVER, THE TRANSFEREE IN SUCH CASE SHALL ONLY BECOME AN ECONOMIC INTEREST HOLDER WITH RESPECT TO SUCH SHARES TRANSFERRED, AND SHALL IN NO EVENT BECOME A MEMBER. IT SHALL BE THE SOLE RESPONSIBILITY OF THE ECONOMIC INTEREST HOLDER TO CONTACT THE MANAGER SO THAT 35'S RECORDS MAY BE UPDATED ACCORDINGLY.